Dynatronics Appoints Gabe Ellwein
as Chief Financial Officer

Eagan, Minnesota (October 30, 2023) - Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced the appointment of Gabe Ellwein as Chief Financial Officer ("CFO"), effective October 30, 2023.  Ellwein will report to the company's President and Chief Executive Officer, Brian Baker, and will lead the company's finance, accounting, and investor relations teams. He succeeds John Krier whose resignation as CEO became effective on October 1st of this year and who has continued to serve as Interim Chief Financial Officer until Ellwein's appointment.

Ellwein was previously the Senior Vice President Finance / Head of Finance Department for Element Electronics, an electronic and home appliance manufacturing company located in Eden Prairie, Minnesota. Prior to that his roles included Director, FPA & Pricing at Bluestem Brands and Senior Merchant Computing and Tablet Connections and Merchandise Planning at Best Buy, Inc. He also held various roles at Target and Clifton Larson Allen earlier in his career. Most recently, he was a fractional CFO at a private equity-backed manufacturing company. Ellwein has experience in private equity, public, and family-owned businesses including retail, ecommerce, and manufacturing and production. His wealth of knowledge in financial planning and analysis, financial modeling, and mergers and acquisitions will help Dynatronics to continue to be a leading manufacturer in the industry.

"I welcome the opportunity to work closely with Brian Baker, the Board of Directors, and the passionate employees at Dynatronics.  I intend to partner with Brian and the leadership team to pursue our growth and value creation strategy for our customers and our shareholders," said Mr. Ellwein.

"We are excited to have Gabe join Dynatronics.  He brings extensive finance, manufacturing, supply chain and product leadership experience and will be able to immediately lead the finance organization," explained Baker.  "Gabe fills an important role in our executive team and will help define our future."

Ellwein will operate from the company's Eagan, Minnesota facility, which is the location of the company's principal executive offices.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Contact:

Dynatronics Corporation

Investor Relations

ir@dynatronics.com

For additional information, please visit: www.dynatronics.com

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